As filed with the Securities and Exchange Commission on March 30, 2012
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DISCOVERY LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3171943
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622
(Address, Including Zip, of Registrant’s Principal Executive Offices)

Discovery Laboratories, Inc. 2011 Long-Term Stock Incentive Plan
and
Discovery Laboratories, Inc. 401(k) Plan
(Full title of the plan)

Mary B. Templeton, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(215) 488-9300
(Name and address, and telephone number, including area code, of agent for service)

Copies to:
Ira L. Kotel, Esq.
SNR Denton US LLP
Two World Financial Center
New York, New York 10281
(212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	3,700,000	(1)	$2.67	$9,879,000	$1,132.13
Common Stock, $0.001 par value	300,000	(3)	$2.67	$801,000	$91.79

(1)
Represents 3,700,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Discovery Laboratories, Inc. (the “Company”) issuable under the Company’s 2011 Long-Term Incentive Plan (the “2011 Plan”). The 2011 Plan was approved by a requisite vote of the stockholders of the Company on October 3, 2011. The 2011 Plan qualifies as an employee benefit plan as defined under Rule 405 of Regulation C. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that become issuable under the 2011 Plan by reason of any stock splits, stock dividends or recapitalizations or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, by taking the average of the high and low sales price per share of the common stock on The Nasdaq Capital Market on March 28, 2012.

(3)
Represents an additional 300,000 shares of Common Stock , par value $0.001 per share, issuable under the Company’s 401(k) Plan (the “401(k) Plan”). The issuance of such shares under the 401(k) Plan was approved by the Board of Directors on December 6, 2011. The 401(k) Plan qualifies as an employee benefit plan as defined under Rule 405 of Regulation C. Pursuant to Rule 416 promulgated under the Securities Act, this registration statement shall be deemed to cover any additional securities that become issuable under the 401(k) Plan by reason of any stock splits, stock dividends or recapitalizations or other similar transactions.

EXPLANATORY NOTE

This registration statement is being filed to register the issuance of (i) 3,700,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of Discovery Laboratories, Inc. (the “Company”) that may be issued pursuant to the Company’s 2011 Long-Term Incentive Plan (the “2011 Plan”) and (ii) an additional 300,000 shares of Common Stock that may be issued pursuant to the Company’s 401(k) Plan (“401(k) Plan”), plus any additional securities that become issuable under the 2011 Plan or the 401(k) Plan by reason of any stock splits, stock dividends or recapitalizations or other similar transactions.

The Company previously registered shares of Common Stock for issuance under the 401(k) Plan on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2003 (File No. 333-110412), September 28, 2006 (File No. 333-137643), December 23, 2008 (File No. 333-156443), January 22, 2010 (File No. 333-164470), March 31, 2010 (File No. 333-165809), September 30, 2010 (File No. 333-169662), and  April 1, 2011 (File No. 333-173259).  Pursuant to General Instruction E to Form S-8 and with respect to the additional shares of Common Stock registered hereunder for issuance under the 401(k) Plan, the contents of such registration statements, including all exhibits thereto as applicable, are incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8.  Those documents do not need to be filed with the Commission either as part of this Registration Statement or as Prospectuses or Prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 30, 2012.

(b)
The Company’s Current Reports on Form 8-K filed on February 2, 2012, February 8, 2012,  March 6, 2012, March 16, 2012, and March 29, 2012 (excluding the matters in Item 2.02 and Exhibit 99.1 therein, which are not incorporated by reference herein), and

(c)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on July 13, 1995 and February 6, 2004.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICER

Article Eighth of the Company’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware or (iv) any transaction from which the director derives an improper personal benefit.

The Company’s By-Laws provide that the Company shall indemnify its directors and officers, the directors and officers of any of its subsidiaries and any other individuals acting as directors or officers of any other corporation at the Company’s request, to the fullest extent permitted by law.

The Company has entered into indemnification agreements with certain of its executive and other officers containing provisions that may require the Company, among other things, to indemnify such officers against liabilities that may arise by reason of their status or service as officers other than liabilities arising from willful misconduct of a culpable nature and to advance certain expenses incurred as a result of any proceeding against them as to which they could be indemnified.  The Company has obtained limited directors’ and officers’ liability insurance.

These provisions in the Company’s Certificate of Incorporation and By-Laws do not eliminate the officers’ and directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each officer and director will continue to be subject to liability for breach of his or her duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provisions also do not affect an officer’s or director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit No.	Description	Method of Filing

4.1	Form of Discovery Laboratories Inc. 2011 Long-Term Incentive Plan	Filed herewith.

4.2	Form of Discovery Laboratories Inc. 401(k) Plan	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on January 22, 2010 (File No. 333-164470).

5.1	Opinion of SNR Denton US LLP, legal counsel.*	Filed herewith.

23.1	Consent of SNR Denton US LLP (included in Exhibit 5.1)	Filed herewith.

Exhibit No.	Description	Method of Filing

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.	Filed herewith.

24.1	Powers of Attorney (included on signature page to this registration statement).	Filed herewith.

* In accordance with Item 8 of Form S-8, and in lieu of the opinion of counsel or determination contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit the Plan and all amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and that it will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.	UNDERTAKINGS.

(a)  The Company hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrington, Commonwealth of Pennsylvania on this 30th day of March, 2012.

DISCOVERY LABORATORIES, INC.
(Registrant)

By:	/s/ W. Thomas Amick
W. Thomas Amick
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Discovery Laboratories, Inc., and each of us, do hereby constitute and appoint each of W. Thomas Amick, Mary B. Templeton, Esq., and John Tattory, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name, place and stead, in any and all capacities, in connection with this registration statement on Form S-8 under the Securities, or any registration statement for the same offering that is to be effective upon filing under the Securities Act, including, without limitation, to sign for us or any of us in our names in the capacities indicated below any and all amendments or supplements to this registration statement, including any and all post-effective amendments to the registration statement, and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Name & Title	Date
/s/ W. Thomas Amick	W. Thomas Amick Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 30, 2012

/s/ John G. Cooper	John G. Cooper President and Chief Financial Officer (Principal Financial Officer)	March 30, 2012

/s/ John Tattory	John Tattory Vice President, Finance and Controller (Principal Accounting Officer)	March 30, 2012

/s/ Max Link	Max Link, Ph.D. Director	March 30, 2012

/s/ Antonio Esteve	Antonio Esteve, Ph.D. Director	March 30, 2012

/s/ Bruce Peacock	Bruce Peacock Director	March 30, 2012

/s/ Marvin E. Rosenthale	Marvin E. Rosenthale, Ph.D Director	March 30, 2012